EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-52857 of Rayonier Inc. and subsidiaries on Form S-3 and Amendment No. 1 to Registration Statement No. 333-114858 of Rayonier Inc. and subsidiaries on Form S-4 of our reports dated March 7, 2005, relating to the consolidated financial statements and the financial statement schedules and relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rayonier Inc. and subsidiaries for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Jacksonville, Florida

March 7, 2005